Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
WYNDHAM DESTINATIONS, INC.
* * * * *
Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware
* * * * *

James J. Savina, being the Executive Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary of Wyndham Destinations, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:
1:That the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on May 10, 2012 be, and hereby is, amended by deleting Article FIRST in its entirety and substituting in lieu thereof a new Article FIRST to read as follows:
“FIRST: The name of the Corporation is Travel + Leisure Co.”
2:That the foregoing amendment was approved by the Board of Directors of the Corporation pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3:That the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State shall be effective at 12:01AM Eastern Time on February 17, 2021.
* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 16th day of February, 2021.
WYNDHAM DESTINATIONS, INC.

By: /s/ James J. Savina
Name:    James J. Savina
Title:    Executive Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary
[Signature page to Certificate of Amendment]